Master Value Opportunities LLC

FILE #811-10095

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
4/21/2008	INTREPID POTASH INC.	73,900	30,000,000	Goldman, Sachs & Co, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, BMO Capital Markets Corp